EXHIBIT 4.57
Suite W8, 9160 Red Branch Road
Columbia, Maryland 21045
Tel: +1 410 910 1300
Fax: +1 410 772 9562
info.usa@telvent.abengoa.com
[On Telvent Letterhead]
July 6, 2006
Himeles Holdings Limited Partnership, L.L.P.
7025 Riveroak Court
Clarksville, Maryland
21029-0157
Attention Jackie Norden

Re:	Option to Renew – 1 Year Term Feb 1,2007 to Jan 31, 2008 regarding office space: W7 – 9160 Standard Court West, Columbia, Maryland
This will serve to confirm that Telvent wishes to exercise our Option to Renew the space of W7 9160 Standard Court West, Columbia, Maryland for the term of February 1, 2007 to January 31, 2008 for the agreed upon amount of $5,542.00 per month as set out in section 1.4 of the First Amendment of Lease, dated January 3, 2005.
Accordingly, we would greatly appreciate your confirmation of this Option to Renew for the term of February 1, 2007 to January 31, 2008 by signing a copy of this letter and returning to my attention at the address noted above.
We would like to take this opportunity to thank you. If you have any questions or concerns with regard to the foregoing, kindly contact the undersigned.
Yours truly,
/s/ Michael Tankersley

Consent to the Option to Renew for the term of February 1, 2007 to January 31, 2008 of the space of W7, 9160 Standard Court West, Columbia, Maryland, this 6th day of July, 2006.

/s/ Jacqueline S. Norden

Legal Representative for Himeles Holdings Limited Partnership, L.L.P.
Michael Tankersley
Vice President, Operations Baltimore